                           Schedule 14C Information
                           ------------------------

                Information Statement Pursuant to Section 14(c)
                    of the Securities Exchange Act of 1934
                              (Amendment No.   )


Check the appropriate box:

/ /   Preliminary Information Statement
/ /   Confidential for Use of the
      Commission Only (as permitted by
      Rule 14c-5(d)(2))
/X/   Definitive Information Statement


(Name of Registrant as Specified in Charter)

Graybar Electric Company, Inc.
------------------------------------


Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.


(1)   Title of each class of securities to which transaction applies:


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(2)   Aggregate number of securities to which transaction applies:


      -------------------------------------------------------------------------


(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it is determined):



      -------------------------------------------------------------------------

(4)   Proposed maximum aggregate value of transaction:


      -------------------------------------------------------------------------

(5)   Total Fee Paid:


      -------------------------------------------------------------------------


/ /   Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

      -------------------------------------------------------------------------


(2)   Form, Schedule or Registration Statement No.:

      -------------------------------------------------------------------------


(3)   Filing Party:

      -------------------------------------------------------------------------


(4)   Date Filed:

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


                      GRAYBAR ELECTRIC COMPANY, INC.
                          34 NORTH MERAMEC AVENUE
                               P.O. BOX 7231
                         ST. LOUIS, MISSOURI 63177


                              -------------------

                             INFORMATION STATEMENT

                              -------------------



      This Information Statement is furnished to each holder of Common Stock of Graybar Electric Company, Inc. (the "Company") and each holder of a Voting Trust Certificate issued under the Voting Trust Agreement referred to below in connection with the Annual Meeting of Shareholders of the Company to be held at 9:30 A.M. on June 12, 1997 at 8000 Forsyth Boulevard, Clayton, Missouri 63105.

      As of April 23, 1997, 94% or 4,507,072 of the issued and outstanding shares of Common Stock of the Company were held of record in the names of C.
L. Hall, R. H. Haney, G. W. Harper, R. L. Mygrant and R. D. Offenbacher, all of 34 North Meramec Avenue, St. Louis, Missouri 63105, as Voting Trustees under a Voting Trust Agreement dated as of April 1, 1997, relating to the Common Stock of the Company. The Voting Trustees as a group possess the voting power associated with the shares held of record under the Voting Trust Agreement but do not have the power of disposition as to such shares. Such voting power is sufficient to assure election of the persons nominated by the Board of Directors for election as directors and approval of any other matters brought before the meeting. The Voting Trustees have indicated that they will vote the shares of Common Stock held by them in favor of the persons nominated by the Board of Directors for election as directors. The Voting Trust Agreement terminates on March 31, 2007, unless sooner terminated by the vote of a majority of the Voting Trustees or the vote of the holders of Voting Trust Certificates representing at least seventy-five percent of the number of shares of Common Stock deposited thereunder.

      The record holders of Common Stock outstanding at the close of business on April 23, 1997 will be entitled to attend and to vote at the meeting. On April 23, 1997, there were outstanding 4,814,638 shares of Common Stock. Each share is entitled to one vote. This Information Statement will be sent to holders of Common Stock and holders of Voting Trust Certificates on or about May 14, 1997.

-------------------------------------------------------------------------------
                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                    ARE REQUESTED NOT TO SEND US A PROXY.
-------------------------------------------------------------------------------

                    DIRECTORS AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION AS DIRECTORS

      Fifteen directors are to be elected to serve until the next Annual Meeting of Shareholders and until their successors have been elected and qualified. The persons nominated by the Board of Directors for election as directors are presently directors of the Company and are named in the table below. Certain additional information concerning them is set forth in the table.


                                                                                                               NUMBER OF
                                                                                                               SHARES OF
                                                                                                                COMMON
                                                                                                                 STOCK
                                                                                                   YEAR IN    BENEFICIALLY
                                                                                                    WHICH       OWNED ON
                                                                                                   BECAME A     APRIL 23,
        NAME            AGE               BUSINESS EXPERIENCE LAST FIVE YEARS                      DIRECTOR   1997<F1><F2>
        ----            ---               -----------------------------------                      --------   ------------
A. A. Brzoski, Jr.      60    Employed by Company in 1954, District Manager 1991 to 1993,             1996        7,449
                              Vice President 1993 to present.

T. S. Gurganous         47    Employed by Company in 1973, District Manager 1990 to 1995,             1995        2,871
                              District Vice President 1995 to present.

C. L. Hall              59    Employed by Company in 1959, District Manager 1981 to 1994,             1989        6,501
                              Executive Vice President 1994 to 1995, President 1995 to present.

R. H. Haney             54    Employed by Company in 1962, District Manager 1985 to 1995, Senior      1991        5,101
                              Vice President 1995 to present.

G. W. Harper            60    Employed by Company in 1957, Vice President, Operations 1990 to         1990        5,474
                              present.

G. J. McCrea            57    Employed by Company in 1963, District Manager 1987 to 1995, District    1995        4,422
                              Vice President 1995 to present.

R. L. Mygrant           54    Employed by Company in 1964, District Manager 1982 to 1995, District    1991        5,153
                              Vice President 1995 to present.



                                    2

                                                                                                               NUMBER OF
                                                                                                               SHARES OF
                                                                                                                COMMON
                                                                                                                 STOCK
                                                                                                   YEAR IN    BENEFICIALLY
                                                                                                    WHICH       OWNED ON
                                                                                                   BECAME A     APRIL 23,
        NAME            AGE               BUSINESS EXPERIENCE LAST FIVE YEARS                      DIRECTOR   1997<F1><F2>
        ----            ---               -----------------------------------                      --------   ------------
R. D. Offenbacher       46    Employed by Company in 1968, District Manager 1990 to 1995, District    1994        3,607
                              Vice President 1995 to present.

I. Orloff               57    Employed by Company in 1972, Vice President 1991 to 1996, District      1990        4,285
                              Vice President 1996 to present.

R. A. Reynolds          48    Employed by Company in 1972, Vice President 1991 to 1994, Senior        1993        3,677
                              Vice President 1995 to present.

J. R. Seaton            62    Employed by Company in 1982, Comptroller 1982 to present, Vice          1982        6,497
                              President 1985 to present.

G. S. Tulloch, Jr.      64    Employed by Company in 1978, Secretary and General Counsel 1978 to      1978        7,699
                              present, Vice President 1985 to present.

C. R. Udell             53    Employed by Company in 1965, General Manager 1991 to 1993, Vice         1996        4,298
                              President 1993 to present.

J. F. Van Pelt          58    Employed by Company in 1985, Vice President, Human Resources 1986       1986        4,267
                              to present.

J. W. Wolf              57    Employed by Company in 1962, Vice President and Treasurer 1989 to       1989        6,370
                              present.

--------------------------

<F1>   All the shares of Common Stock listed are held of record by the Voting
       Trustees under the Voting Trust Agreement dated as of April 1,
       1997. No single director owned more than 1% of the outstanding
       Common Stock or Voting Trust Certificates except for the Voting Trustees who, as a group, possessed the voting power associated with approximately 94% of the outstanding shares of Common Stock but who possessed no power of disposition with respect to such shares.


                                    3

<F2>   As of April 23, 1997, all officers and directors as a group, including those individuals listed above (30 persons), owned 119,374 shares of Common Stock (approximately 2% of the outstanding).

COMMITTEES

      The Company has an Audit Committee, which met two times in 1996 and a Compensation Committee, which met 25 times in 1996. Messrs. Gurganous, McCrea, Mygrant, Offenbacher and Orloff are members of the Audit Committee. Generally, this Committee meets with the Company's internal auditors, corporate officers and, as necessary, the Company's independent auditors on matters relating to corporate financial reporting and accounting procedures and policies, the adequacy of the Company's financial accounting and operating controls and systems and the scope of the audits of both the independent auditors and internal auditors. The Audit Committee reviews and reports to the Board of Directors on the results of such audits and its recommendations relating to financial reporting and accounting practices and policies. Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt serve on the Compensation Committee which in consultation with independent compensation specialists reviews the Company's salary administration policy and makes recommendations to the President with respect to program changes. The Company has no nominating committee.

BOARD AND COMMITTEE ATTENDANCE

      The Board of Directors met four times in 1996. All incumbent directors attended more than 75% of the total of all Board and committee meetings of which they were members.

DIRECTOR COMPENSATION

      Directors are paid a meeting fee of $300 for each Board meeting attended. Four meetings of the Board occur each year.

EXECUTIVE COMPENSATION

      The following table summarizes the total compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal year 1996, as well as the total compensation paid to each such individual for the Company's two previous fiscal years.

                                     SUMMARY COMPENSATION TABLE

                                               Annual Compensation
       Name and Principal                  ---------------------------     All Other <F3>
           Position             Year       Salary<F1>    Bonus<F1><F2>      Compensation
       ------------------       ----       ----------    -------------     --------------
      C. L. Hall,               1996        278,340         289,474           62,434
      President and Chief       1995        217,800         241,942           38,439
      Executive Officer         1994        120,060         102,529           23,010

      J. R. Seaton,             1996        182,290         154,036           41,997
      Vice President            1995        176,700         167,688           41,088
                                1994        169,950         165,702           35,443

      G. S. Tulloch, Jr.,       1996        170,178         143,801           38,233
      Vice President            1995        163,629         148,429           36,627
                                1994        157,332         141,599           31,733

      R. H. Haney,              1996        150,282         126,988           33,692
      Vice President            1995        137,500         130,488           24,704
                                1994         91,150          68,363           18,461

      R. A. Reynolds,           1996        150,282         126,988           33,692
      Vice President            1995        137,500         130,488           27,847
                                1994        105,068          94,562           21,110


<F1> Includes amounts deferred pursuant to deferred compensation agreements with certain employees who were not eligible to participate in the employee contribution portion of the Profit Sharing and Savings Plan. These agreements provide for deferral of from 2% to 10% of salary in 1994 and 1995; 2% to 15% of salary in 1996 and 1997; 2% to 10% of bonus payments in 1994 and 1995; and 2% to 25% of bonus payments in 1996 and 1997. Payment of sums deferred will generally be made in five or ten annual installments commencing on retirement or in a lump sum on termination of service other than by retirement. Interest is credited to sums deferred at the rate applicable to the fixed income account of the Profit Sharing and Savings Plan at the end of each calendar quarter.

<F2> Bonus paid on March 15th each year under the Company's Management
     Incentive Plan with respect to services rendered during the prior year. The Company's Management Incentive Plan covers all officers of the Company and other management employees. In accordance with this Plan, each participant has a guideline incentive, ranging from 20% to 80% of base salary. This guideline is subject to a year-end adjustment based on performance against Plan goals. The adjustments are based on objective measurements, such as sales and profits, but may be varied at the discretion of the president and district vice presidents. Participants may earn a maximum of 150% of the applicable guideline.


                                    5

<F3> Profit sharing contributions made during the years indicated, except that the contribution for 1996 was actually made on March 31, 1997. Contributions by the Company under the Profit Sharing and Savings
     Plan are made at the discretion of the Board of Directors for eligible employees and, subject to certain exceptions, are made in proportion to their annual earnings. Except as otherwise provided in the Deed of Trust, the moneys held in trust thereunder are paid to employees upon termination of employment for any reason including their retirement or, in the event of their death prior to the complete distribution of their interests, are paid to their estates or designated beneficiaries. In addition, the column headed "All
     Other Compensation" also includes payments made to the deferred compensation accounts of the respective individuals based on contribution limitations contained in Section 401 and 415 of the Internal Revenue Code. In 1996, $36,739 was credited to Mr. Hall's deferred compensation account in this regard. Similarly, $15,685, $12,717, $10,638 and $9,072 were credited to the deferred compensation accounts of Messrs. Seaton, Tulloch, Haney and Reynolds, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended December 31, 1996, the members of the Compensation Committee of the Board of Directors were Messrs. Haney, Harper, Reynolds, Seaton and Van Pelt, all of whom were officers and employees of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee establishes the general compensation policies of the Company and makes specific recommendations to the Board of Directors with respect to the chief executive officer's salary.

      The chief executive officer's salary and salary range, as well as the salaries and ranges for all other employees, including those officers identified in the Summary Compensation Table, are established in consultation with retained professional compensation consultants after consideration of data developed by the Company's Human Resources Department. The data examined includes information collected from federal and state agencies, trade associations, compensation specialists, employment consultants and marketplace observations.

      The chief executive officer's bonus, as well as bonuses for all other exempt employees including those listed in the Summary Compensation Table, is determined by reference to the Management Incentive Plan which has been an integral part of the Company's compensation practice for over twenty years. The Plan provides that employees can earn as much as 30% of salary as a bonus at the lower end of the exempt salary scale to 120% of salary as a bonus at the presidential level. The specific bonus level is determined by each operating unit's performance measured against objectives established at the beginning of each year. The president's bonus, as well as the bonuses of the other officers named in the Summary Compensation Table, are determined by aggregating the performance of each operating unit and measuring this total against the aggregated objectives. Performance measures included in the Plan are a percentage of budget attainment for net profit, sales growth over the prior year and return on sales.

/s/     R. H. Haney          J. R. Seaton
        G. W. Harper         J. F. Van Pelt
        R. A. Reynolds

PENSION PLAN

      The Company has a qualified defined benefit pension plan covering all eligible full-time employees. Employees become fully vested after 5 years of service. After December 31, 1992, employees may retire and begin receiving pensions at the age of 65, or earlier if they are at least age 60 with 20 years of credited service. Prior to January 1, 1993, employees could retire and begin receiving pensions at age 55 with 20 years or more of credited service, at age 50 with 25 years of credited service, or any age with 30 years of credited service under the plan. Employees who had completed 15 years of service on December 31, 1992 may still retire and receive their entire benefit under the pre-1993 rule, but employees who had not completed 15 years of service on December 31, 1992 can receive only the benefit accrued on December 31, 1992 under the old rule, and the benefit accrued after that date under the new rule.

      The following table sets forth annual benefits which would become payable under the Company's pension plan or supplemental benefits plan based on certain assumptions as to earnings and years of credited service without giving effect to any applicable Social Security offset.

                                 PENSION PLAN TABLE

                                   Years of Service
               ---------------------------------------------------------
Compensation       20          25          30          35          40
------------   ---------   ---------   ---------   ---------   ---------
 $200,000      $  40,000   $  50,000   $  60,000   $  70,000   $  80,000
  300,000         60,000      75,000      90,000     105,000     120,000
  400,000         80,000     100,000     120,000     140,000     160,000
  600,000        120,000     150,000     180,000     210,000     240,000
  800,000        160,000     200,000     240,000     280,000     320,000


      An employee's annual pension income is based on the employee's average earnings during the sixty consecutive months preceding retirement in which earnings were highest, multiplied by one percent for each year of credited service and offset by an amount which cannot exceed limitations imposed by the Internal Revenue Code. As of December 31, 1996, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: C. L. Hall - 37, J. R. Seaton - 14, G. S. Tulloch - 18, R.
H. Haney - 34 and R. A. Reynolds - 24. The amounts of salary and bonus in the Summary Compensation Table are substantially equivalent to covered compensation under the plan. To the extent that annual benefits exceed limitations imposed by the Internal Revenue Code of 1986, as amended, such benefits will be paid out of the general revenues of the Company by means of a supplemental benefits plan.

COMPANY PERFORMANCE

      The following graph shows a five-year comparison of cumulative total returns for the Company, the Standard & Poor's Composite Index of 500 Stocks and the Standard & Poor's Electrical Equipment Index. The companies included in the Electrical Equipment Index are AMP Incorporated, General

Electric Company, General Signal Corp., W.W. Grainger, Inc., Honeywell Inc., Raychem Corporation, Thomas & Betts Corp., Westinghouse Electric Corporation and Emerson Electric Co. The market value of Graybar stock, in the absence of a public market, assumes continuation of the Company's practice of repurchasing offered securities at $20.00 per share.


                                    [Graph]

===================================================================================================
                               1991        1992        1993        1994        1995        1996
---------------------------------------------------------------------------------------------------
Graybar Electric Co., Inc.   $100.00     $110.32     $127.48     $140.64     $164.35     $181.31
---------------------------------------------------------------------------------------------------
Electrical Equipment         $100.00     $109.50     $132.12     $133.66     $187.57     $257.60
---------------------------------------------------------------------------------------------------
S&P 500 Index                $100.00     $107.62     $118.46     $120.03     $165.13     $203.05
===================================================================================================

      Assumes $100 invested on December 31, 1991 and reinvestment of dividends (including the $1.10 cash dividend paid by the Company on January 2, 1992).

                   RELATIONSHIP WITH INDEPENDENT AUDITORS

      Ernst & Young audited the financial statements of the Company and its subsidiaries in 1996 and will be considered for reappointment by the Board of Directors in June 1997. A representative of Ernst & Young is not expected to be present at the Annual Meeting of Shareholders.


                                  MISCELLANEOUS

      Effective October 1, 1996, the Company renewed insurance from the Federal Insurance Company (a member of the Chubb Group), a portion of which insures employees including directors and officers against liabilities imposed on them as a result of their employment with the Company at an annual cost to the Company through September 30, 1997 of $69,388.

      The management of the Company knows of no other matters to be brought before the meeting.

                             By Order of the Board of Directors

                                 GEORGE S. TULLOCH, JR.
                                    Secretary

May 14, 1997


      A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND
EXCHANGE COMMISSION ON FORM 10-K FOR THE YEAR 1996 WILL BE MADE
AVAILABLE UPON WRITTEN REQUEST ADDRESSED TO THE SECRETARY OF THE
COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.